Exhibit (e)(6)(ii)

FORM OF AMENDMENT NO. 1

DISTRIBUTION AGREEMENT

EQ ADVISORS TRUST – AXA DISTRIBUTORS, LLC - CLASS K SHARES

AMENDMENT NO. 1 to the Distribution Agreement (“Amendment No. 1”), dated as of             , 2012 between EQ Advisors Trust, a Delaware statutory trust (the “Trust”) and AXA Distributors, LLC (the “Distributor”).

The Trust and the Distributor agree to modify and amend the Distribution Agreement, dated as of August 1, 2011, between the Trust and the Distributor (the “Agreement”), relating to the Class K shares. Unless defined herein to the contrary, terms shall have the meaning given to such terms in the Agreement.

1.	Name Change: The name of the All Asset Allocation Portfolio will change to All Asset Growth-Alt 20 Portfolio.

2.	Schedule A. Schedule A to the Agreement, setting forth the Portfolios of the Trust for which the Distributor is authorized to distribute Class K shares is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS HEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

EQ ADVISORS TRUST		AXA DISTRIBUTORS, LLC

By:		By:
Name:	Steven M. Joenk	Name:	Nicholas B. Lane
Title:	President	Title:	Chairman, President and Chief Executive Officer

SCHEDULE A

AMENDMENT NO. 1

DISTRIBUTION AGREEMENT

CLASS K SHARES

All Asset Growth-Alt 20 Portfolio

(formerly, All Asset Allocation Portfolio)

EQ/Boston Advisors Equity Income Portfolio

EQ/GAMCO Mergers and Acquisitions Portfolio

EQ/GAMCO Small Company Value Portfolio

EQ/MFS International Growth Portfolio

EQ/Montag & Caldwell Growth Portfolio

EQ/PIMCO Ultra Short Bond Portfolio

EQ/T. Rowe Price Growth Stock Portfolio

EQ/UBS Growth and Income Portfolio